Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of August 5, 2013 by and between INC Research, LLC (hereinafter the “Company”), and Greg S. Rush, a Key Employee of the Company (“Executive”).

Whereas, Executive acknowledges that, as a result of his hiring into this senior position with the Company, he will have access to strategic business information of the Company and other Confidential Information as that term is defined in this Agreement; and

Whereas, Executive acknowledges that the Company is engaged in a business that is highly competitive worldwide and that competition by Executive in that business or solicitation of business relations in competition with the Company during his employment and after his employment ends would necessarily involve Executive’s use of the Company’s Confidential Information and trade secrets to which Executive will be given access as an employee of the Company and would otherwise constitute unfair competition and would severely injure the Company;

Whereas, Executive acknowledges and agrees that, by virtue of Executive’s senior position and responsibilities with the Company, Executive will have access to the Company’s current, former and prospective customers, clients, suppliers and/or business relations, including, Confidential Information relating to such customers, clients, suppliers and/or business relations, and has generated goodwill belonging to the Company with such customers, clients, suppliers, and/or business relations which would cause great and irreparable harm to the Company if used on behalf of any other person or entity;

Whereas, Executive acknowledges and agrees that, by virtue of Executive’s senior position and responsibilities with the Company, Executive will have access to Confidential Information regarding Company personnel and that Executive will develop relationships with coworkers, and also that Executive will be in a position to exert influence over his co-workers, solely as a result of Executive’s employment with the Company;

Whereas, the Company wishes to protect its investment in its business, employees, customer relationships, and Confidential Information, by requiring Executive to abide by certain restrictive covenants regarding confidentiality and other matters, each of which is an inducement to the Company to employ Executive.

Now therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive contract and agree as follows:

1.                                     Employment; Nature of Employment.

Subject to the terms and conditions of this Agreement, the Company hereby employs Executive as its Executive Vice President and Chief Financial Officer, and Executive accepts such employment with a start date of August 30, 2013 (“Effective Date”).  Executive shall also serve as an Executive Vice President and the Chief Financial Officer of INC Research Holdings, Inc. (“Holdings”), the indirect parent holding company of the INC Research, LLC.  Executive shall report directly to the Chief Executive Officer of the Company and have such responsibilities and authority that are consistent with the responsibilities of an Executive Vice President and Chief Financial Officer as the Company may assign from time to time.  Additionally, Executive agrees to perform such other duties consistent with those of an executive at his level as the Company may establish from time to time.

2.                                     Devotion of Services.

Executive agrees to devote his best efforts to the services of the Company in such capacity as the Company from time to time shall direct, consistent with the responsibilities of an Executive Vice President and Chief Financial Officer, and agrees to comply with the Company’s policies, practices and Code of Business Conduct and Ethics at all times.  For so long as Executive is employed by the Company, Executive shall devote his full time to serving as its Executive Vice President and Chief Financial Officer, provided that Executive may devote reasonable time to charitable, professional and educational activities to the extent such activities do not conflict materially with the performance of Executive’s duties to the Company or otherwise conflict with this Agreement. Executive may serve as a member of a board of directors for an entity not affiliated with the Company, so long as the executive complies with the Company’s then current conflict of interest policy and any other Company required approvals.

3.                                     Compensation.

(a)                                Base Salary.  Executive’s annual salary for all services rendered shall be $350,000.00, payable in accordance with the Company’s regular payroll procedures.  In accordance with the Company’s policies and practice, Executive’s salary shall be reviewed from time to time by the Board of Directors of Holdings (the “Board”).

(b)                                Management Incentive Plan.  Executive shall be eligible to participate in the INC Research, LLC Management Incentive Plan (“MIP”) with a performance cash bonus opportunity of up to fifty (50) percent (“Target Bonus”) of Executive’s base salary in effect, provided that Executive’s participation in the MIP and eligibility to receive any such bonus is subject to the satisfaction of the applicable terms and conditions as established in the MIP and as may be modified by the Board from time to time. Any bonus payable under the MIP shall be paid at the same time as any similar bonuses are paid to other executives of the Company and subject to Executive being employed by the Company on the date of any such payment.

(c)                                 Health Insurance/Benefits.  Executive may participate in all group medical, dental and disability insurance, 401(k), retirement or pension plan and other employee benefit plans and programs of the Company in effect for which Executive is eligible, provided, that Executive’s participation in such benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, as they may exist from time to time.  The Company shall reimburse Executive for reasonable travel and other business-related expenses incurred by Executive in connection with the fulfillment of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to the applicable expense reimbursement policies and procedures of the Company.

(d)                                Paid Time Off.  In accordance with and subject to the Company’s vacation policies and procedures Executive shall be entitled to four (4) weeks paid time off (“PTO”).  PTO may increase based on years of service in accordance with the Company’s policies and procedures.

(e)                                 Stock Options.  Executive shall be eligible to participate in the INC Research Holdings, Inc. 2010 Equity Incentive Plan (“Equity Incentive Plan”) upon commencement of employment with the Company and, subject to Board or the compensation committee thereof taking requisite approval action, shall receive an initial grant of options to purchase three million (3,000,000) Common Units of Holdings (which represents three million (3,000,000) shares of Class A Common Stock of Holdings and three million (3,000,000) shares of Class B Common Stock of Holdings), with a per Common Unit exercise price equal to fair market value as of the date of the grant, which, as of the date hereof, is estimated to be $1.19. Executive’s participation in the Equity Incentive Plan shall be governed by the terms of the Equity Incentive Plan and the option award agreement pursuant to which any such awards will be made.

(f)                                  Nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth above.  Any amendments, modifications, revisions and revocations of these plans, programs or benefits shall apply to Executive.  Any conflict between the plans, programs or benefits described under this Agreement and the plan documents governing such plans, programs or benefits shall be controlled by the specific plan documents.

(g)                                 Executive agrees that any incentive compensation he receives from the Company, including, but not limited to compensation under the MIP and Equity Incentive Plan, is subject to being returned to the Company in the event required by law or a then applicable Company policy related to restatements of Company financial statements or misconduct.

4.                                     Term of Employment.

The term of employment shall commence on August 30, 2013 and continue until terminated as set forth herein.  Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ Executive for any particular period of time, and the Agreement shall not affect in any way the rights of the Company to terminate employment of Executive at any time and for any reason.  By Executive’s execution of this Agreement, Executive acknowledges and agrees that Executive’s employment is “at will.”  As used in this Agreement, the term “Termination Date” means the effective date of the termination of Executive’s employment by either party as specified in the notice of termination described in Section 5 below, or the date of Executive’s death if earlier.

5.                                     Termination of Employment.

(a)                                Either party may terminate the employment relationship for any reason at any time upon giving the other party forty-five (45) days written notice.  The Company may, in its discretion, shorten Executive’s notice period and accelerate the Termination Date, and may also relieve Executive of some or all of his duties during any notice period.

(b)                                Executive’s employment shall terminate automatically upon Executive’s death.

(c)                                 The Company shall have the right to terminate Executive’s employment without advance notice in the event of Executive’s Disability (as defined herein).  Disability, as used in this Agreement, means a physical or mental condition that renders Executive unable to perform the essential functions of Executive’s job, with or without reasonable accommodation, for a continuous period more than ninety (90) days or for ninety (90) days in any period of one-hundred and eighty (180) consecutive days.  Disability shall be determined by a physician satisfactory to the Company and in accordance with the respective rights and obligations under the Americans with Disabilities Act, as amended, and any other applicable law.  For purposes of making a determination as to whether a Disability exists, at the Company’s request and at the Company’s expense, Executive agrees to make himself available and to cooperate with a reasonable examination by such physician and to authorize the disclosure and release to the Company of all medical records related to such examination.

(d)                                The Company shall have the right to terminate Executive’s employment immediately by written notice for Cause (as defined herein).  As used in this Agreement, “Cause” shall mean: (i) Executive’s breach of any fiduciary duty or legal or contractual obligation to the Company or to the Board, (ii) Executive’s failure to follow the reasonable instructions of the Board, or Executive’s direct supervisor, provided, however, that such instruction is consistent with Executive’s duties and responsibilities, which breach, if curable, is not cured within ten (10) business days after notice to Executive or, if cured, recurs within one-hundred and eighty (180) calendar days, (iii) the Executive’s gross negligence, willful misconduct, fraud, insubordination, or acts of dishonesty relating to the Company or Holdings, or (iv) the Executive’s commission of any misdemeanor solely relating to the Company or Holdings, or any felony.

(e)                                 Executive may resign from Executive’s employment by written notice at any time for Good Reason.  “Good Reason” shall mean the occurrence, without Executive’s express written consent, of any of the following events: (i) a material reduction in Executive’s Base Salary, or the Target Bonus under the MIP; (ii) a material adverse change to Executive’s title or a material reduction in Executive’s authority, job duties or responsibilities; (iii) a requirement that Executive relocate to a principal place of employment more than fifty (50) miles from the Company’s offices at 3201 Beechleaf Court, Raleigh, North Carolina; or (iv) a material breach by the Company of this Agreement, provided, that, any event described in clauses (i), (ii) (iii) and (iv) above shall constitute Good Reason only if the Executive provides the Company with written notice of the basis for the Executive’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company giving rise to such Good Reason and the Company has not cured the identified actions or inactions within thirty (30) days of such notice.

(f)                                  This Agreement shall terminate upon the termination of the employment relationship provided that the provisions of Sections 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19,

20, 21, 22, 23, and 25 shall survive the termination of Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination.

(g)                                 Executive shall, without the requirement of any further action, automatically cease to be an officer and/or director of the Company, Holdings, and its affiliates as of the Termination Date.

6.                                     Compensation and Benefits upon Termination.

(a)                                The Company’s obligation to compensate Executive ceases on the Termination Date except as to: (i) any base salary earned by Executive, but unpaid, as of that time; (ii) any amount actually earned and due to Executive, but unpaid pursuant to the MIP; (iii) any unreimbursed business expenses, if any, for which Executive is entitled to reimbursement under this Agreement (the items referred to in this clause (iii) and the immediately preceding clauses (i) and (ii), the “Accrued Payments”); and (iv) any compensation and/or benefits to which Executive may be specifically entitled to receive pursuant to this Section 6.

(b)                                If the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, then the Company shall pay Executive the Accrued Payments.  In addition, subject to Executive’s continuing compliance with Sections 8, 9, 10 11 and 16, subject to the requirements of Section 6(e), the Company will: (i) pay Executive an amount equal to his then current monthly base salary for a period of twelve (12) months, following the Termination Date, payable through the Company’s regular payroll procedures (the “Severance Pay”) commencing on the 60th day following the Termination Date (with the first payment including a catch-up for any such base salary that would have otherwise been paid as severance during such 60-day period), and (ii) if Executive timely elects continued health insurance coverage under COBRA, the Company shall reimburse Executive, commencing on the 60th day following the Termination Date (with the first payment including a catch-up for any premiums paid during such 60-day period) the entire premium necessary to continue such coverage for Executive and Executive’s eligible dependents until the earlier of the expiration of the initial eighteen month COBRA period following the Termination Date or the date on which Executive becomes eligible for group health insurance coverage under another employer’s plan, notice of which Executive shall promptly provide the Company.

(c)                                 If the Company terminates Executive’s employment for Cause or if the Executive terminates his employment without Good Reason, or if Executive’s employment ends due to his death, then the Company’s sole obligation shall be to pay Executive or his estate, as applicable, the Accrued Payments.

(d)                                If the Company terminates Executive’s employment due to Disability or death, the Company shall pay Executive, in addition to any short term or long term disability benefits that he may have received and/or be entitled to receive, the Accrued Payments.  In addition, Executive shall be eligible to receive payment of the bonus as set forth in Section 3(b) above, subject to the terms of the MIP and to the extent actually earned for the fiscal year in which such termination occurs, which bonus payment shall be paid when any such bonuses are paid to the executive officers of the Company (or, if later, the 60th day following the Termination Date) and which bonus payment shall be pro-rated on the number of days in such fiscal year that Executive was employed prior to the Termination Date.

(e)                                 Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to make any payments or provide any benefits under Section 6(b) or Section 6(d) is subject to, and conditioned upon, Executive’s execution of an enforceable release and waiver of claims agreement in a form satisfactory to the Company and substantially similar to the form attached hereto as Exhibit A (“Release Agreement”) and his compliance with the covenants in Sections 8, 9, 10, 11 and 16 of this Agreement. If Executive chooses not to timely execute such Release Agreement, revokes the Release Agreement, or fails to comply with the restrictive covenants in Sections 8, 9, 10 and 11 of this Agreement, then the Company’s obligation to compensate him ceases on the effective Termination Date, except as to the Accrued Payments.  The Release Agreement shall be provided to Executive within seven (7) days of his separation from employment and Executive must execute it within 21 or 45 days following the Termination Date, as specified in the Release Agreement.  The Release Agreement and any payments due following its execution by Executive shall not be effective until any applicable revocation period has expired.

(f)                                  Executive is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by applicable law or (iii) otherwise specifically required by any employee benefit plan of the Company in which he participates. Moreover, the terms and conditions provided to Executive under this Agreement are in lieu of any severance benefits to which he otherwise might be entitled pursuant to any severance plan, policy and practice of the Company and or its Affiliates.  Nothing in this Agreement, however, is intended to waive or supplant any accrued death, disability, accidental death and dismemberment, retirement 401 (k) or pension benefits of the Company to which he may be entitled under employee benefit plans of the Company in which he participates.

(g)                                 If, within the twelve (12) month period following a Change in Control, as defined below, Executive is terminated without Cause or he resigns for Good Reason, but in either case subject to the provisions of Section 6(e) above, Executive shall be entitled to: (i) the payments and benefits set forth in Section 6(b), and (ii) a lump sum amount, payable on the 60th day following the Termination Date, equal to fifty (50) percent of the Executive’s then current Base Salary or his Target Bonus under the MIP, whichever is higher. A Change in Control, as defined herein solely for purposes of this Agreement, shall mean: (i) any merger, consolidation, or reorganization involving the Company, in which, immediately after giving effect to such merger, consolidation or reorganization, less than 50 percent of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1943, as amended (the “Exchange Act”) in the aggregate by the stockholders of the Company immediately prior to such merger consolidation or reorganization; (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity (other than to one or more wholly-owned subsidiaries of the Company) in a transaction or a series of related transactions; (iii) the dissolution or liquidation of the Company; (iv) when any person or entity not currently a stockholder, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50 percent of the outstanding shares of the Company’s voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Company’s Board.

7.                                     Section 409A and Section 280G of the Internal Revenue Code.

(a)                                The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 6 that constitute “deferred compensation” within the meaning of Code Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”).  The parties intend that each installment of the Severance Pay payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  For the avoidance of doubt, the parties intend that payments of the Severance Pay set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)                                With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred and (iv) any payments made in installments shall be deemed separate payments.

(c)                                 Provided that Holdings is privately held and Section 280B(b)(5)(A)(ii) of the Code is available, if any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) (the “Payments”) to Executive or for Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise would be a “parachute payment” then, to the extent Executive elects to waive the right to receive such Payments unless shareholder approval is obtained in accordance with Section 280G(b)(5)(B) of the Code, Holdings shall use commercially reasonable efforts to prepare and deliver to its stockholders, described in Reg. Section 1-280G Q/A-7, disclosure intended to satisfy Section 280G(b)(5)(B) of the Code and the regulations thereunder, with respect to the Payments and to solicit the approval of Holdings’ stockholders in a manner intended to satisfy 280G(b)(5)(B) of the Code and the regulations thereunder.

(d)                                Subject to Section 7(a), in the event that (i) Executive is entitled to receive any Payments, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “excess parachute payments” within the meaning of Section 280G of the Code, and (ii) the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments otherwise due to Executive in the aggregate, then such Payments shall be reduced to an amount equal to 2.99 times Executive’s base amount.  To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) the parachute payments that are not subject to Section 409A of the Code and are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity, that are not subject to Section 409A of the Code, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iii) all other non-cash benefits and are not otherwise described in clause (ii) of this Section 7(d); and (iv) any Payments subject to Section 409A of the Code to be reduced last with amounts that are payable last reduced first.

(e)                                 The determinations to be made with respect to this Section 7 shall be made by a certified public accounting firm (the “Accountant”) designated by Holdings and reasonably acceptable to Executive, which determinations shall be final and binding on the parties.  Holdings or the Company shall be responsible for all charges of the Accountant.

8.                                     Confidentiality.

(a)                                 Executive agrees that he shall not at any time, without the prior written consent of the Company, disclose or use (except in the course of his employment with the Company and solely in furtherance of the interests of the Company and its subsidiaries or affiliates) any confidential or proprietary information belonging to the Company, including, but not limited to, all trade secrets, patent applications, scientific data, formulation information, inventions, processes, formulas, systems, computer programs, plans, programs, studies, techniques, critical business information such as drug products in development, business strategies and models, product launch plans, CRO relationships, regulatory submissions, technology used by or the therapeutic focus of the Company, clinical information, methodologies, standard operating procedures, operational documents (such as batch records), technology used by the Company, marketing and certain financial information calculations, budgets, bids, internal policies and procedures, organization, business plans, analysis, forecasts, billing practices, pricing information and strategies, promotional material, service offering strategies, marketing plans and ideas, the identities or other information about customers, sponsor, customer or client lists, suppliers and business partners (current and prospective), the terms of current and pending deals, sales data, and sales projections, research, research proposals, study protocols, coding devices, unpublished results and reports, meeting minutes and notes, monthly and other periodic reports, contact and other information regarding suppliers, vendors and consultants, and regulatory and legal correspondence, whether or not patentable or copyrightable and whether in tangible or other form, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled or identified as confidential and proprietary (all of such information being hereinafter collectively referred to as “Confidential Information”).  Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (i) is already known to Executive prior to its disclosure to Executive by the Company; (ii) is or becomes generally available to the public through no wrongful act of any person; (iii) is at the time of disclosure part of the public knowledge or literature through no wrongful action by Executive; or (iv) is received by Executive from a third party without restriction and without any wrongful conduct on the part of such third party relating to such disclosure.  Executive acknowledges and agrees that the Confidential Information he obtains or becomes aware of as a result of his employment with the Company is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense and that Executive is required to protect and not disclose such information.

(b)                                Executive agrees that he shall not disclose any information belonging to third parties, including, without limitation, current, former and/or prospective customers and vendors of the Company that is disclosed to Executive as a representative of the Company under an obligation of confidentiality.

(c)                                 The restrictions contained in Section 8(a) above will not apply to any information that Executive is required to disclose by law, provided that Executive (i) notifies the Company of the existence and terms of such obligation, (ii) gives the Company a reasonable opportunity to seek a protective order or other legal process to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed.

(d)                                Any trade secrets of the Company will be entitled to all of the protections and benefits under the North Carolina Trade Secrets Protection Act, N.C. Gen. Stat. § 66-152 et seq., and any other applicable law.  If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

(e)                                 Executive agrees that, upon the termination of his employment for any reason, and immediately upon request of the Company at any time, he will promptly return (and shall not delete, destroy or modify) all property, including any originals and all copies of any documents, whether stored on computers or in hard copy, obtained from the Company, or any of its current, former or prospective customers or vendors, whether or not Executive believes it qualifies as Confidential Information.  Such property shall include everything obtained during and as a result of Executive’s employment with the Company, other than documents related to Executive’s compensation and benefits, such as pay stubs and benefit statements. In addition, Executive shall also return any phone, facsimile, printer, computer, or other items or equipment provided by the Company to Executive to perform his employment responsibilities during his employment with the Company Executive agrees that he shall not access or attempt to access the Company’s computer systems after the termination of Executive’s employment with the Company. Executive further agrees that he does not have a right of privacy to any Communications sent through the Company’s electronic communications systems (including, without limitation, emails, phone calls and voicemail) and that the Company may monitor, retain, and review all such communications in accordance with applicable law.

9.                                     Non-Solicitation of Customers and Other Business Relations.

During Executive’s employment and for a period of twelve (12) months following Executive’s termination of employment (“Non-Solicitation Period”) regardless of the reason for termination, Executive will not, on Executive’s own behalf, nor as an officer, director, stockholder, partner, associate, owner, executive, consultant or otherwise on behalf of any person, firm, partnership, corporation, or other entity, directly or indirectly:

(a)                                solicit, induce, influence or attempt to solicit, induce or influence any Company Customer (as defined below) to (i) cease doing business in whole or in part with the Company, or (ii) do business with any other person or business which is “Competitive with the Company: (as defined below);

(b)                                solicit, induce, or attempt to induce any Prospective Customer (as defined below) to (i) not begin doing business with the Company, (ii) cease doing business in whole or in part with the Company, or (iii) do business with any business which is Competitive with the Company; or

(c)                                 interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any supplier, vendor, distributor, lessor, lessee, or licensor that transacts business with the Company.

(d)                                “Company Customer” means a person or entity for whom the Company was providing services either at the time of, or at any time within, the twelve (12) months preceding Executive’s employment with the Company, and for whom Executive carried out or oversaw a material business responsibility in connection with that Company Customer during said twelve month period.

(e)                                 “Prospective Customer” means a person or entity to which the Company had submitted a bid or proposal for services during the twelve (12) months preceding the termination of Executive’s employment with the Company, and in which bid or proposal Executive was involved in any material respect, or that was contacted by Executive on behalf of the Company.

(f)                                  “Competitive with the Company” means an entity in the business of providing contract research organization (CRO) services to the pharmaceutical, biotechnology, or biomedical industry.

10.                              Non-Solicitation of Employees; Non-Disparagement.

(a)                                During the Non-Solicitation Period (as defined above), Executive will not on Executive’s own behalf, nor as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise on behalf of any person, firm, partnership, corporation, or other entity, directly or indirectly solicit or attempt to solicit for hire as an officer, director, employee, agent, consultant or independent contractor, any Company Employee (as defined below).  Executive further agrees that Executive will not encourage, entice, induce or suggest that any Company Employee terminate or alter his employment or relationship with the Company for the benefit of any person or entity other than the Company. The term “Company Employee” means any person who is an employee of or consultant to the Company at the time of the termination of Executive’s employment with the Company.

(b)                                Executive agrees that, upon and following termination of Executive’s employment with the Company for any reason, Executive will not make, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about any of the Company, its parent, subsidiaries, and other related and affiliated companies, their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Company Parties”) and/or the conduct, operations or financial condition or business practices, policies or procedures of the Company Parties to any third party, and Executive will not make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of any of the Company Parties; provided, however, that nothing in this paragraph is intended to prohibit Executive from providing truthful information to any government entity, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law.  The Company agrees that, upon and following termination of Executive’s employment with the Company for any reason, its executive officers will not make, publicly or privately, verbally or in writing, any false, disparaging, derogatory or otherwise inflammatory remarks about Executive and/or the conduct, operations or financial condition or business practices, of Executive to any third party, and the Company’s executive officers will not make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name and business reputation of Executive; provided, however, that nothing in this paragraph is intended to prohibit the Company’s executive officers from providing truthful information to any government entity, arbitrator, or court, or to otherwise testify truthfully under oath, as required by law.

11.                              Non-Competition.

(a)                                During Executive’s employment and for a period of six (6) months following Executive’s Termination Date (“Non-Competition Period”) regardless of the reason for termination, and within the Geographical Area set forth in Section 12, Executive will not directly or indirectly, for Executive’s own behalf or for any other person or business entity provide services that are competitive with any aspect or business of the Company.  For purposes of this Section 11(a) “provide services” means that Executive shall not: (i) be engaged or employed by or with any other person or business entity in the same or substantially similar capacity as Executive was engaged by the Company at the time of , or in the twelve (12) months preceding, the Termination Date; or (ii) provide services on Executive’s own behalf or for any other person or business entity that are the same or substantially similar to the services Executive provided to the Company at the time of separation from the Company.  For purposes of this Section 11(a), “competitive with” means in the business of, or otherwise engaging in, providing contract research organization (CRO) services to pharmaceutical, biotechnology companies, or biomedical companies.

(b)                                Notwithstanding the foregoing, Executive’s ownership, directly or indirectly, of not more than one percent (1%) of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate this Section.

The provisions of this Agreement supersede all terms and conditions contained in Section 1.3 Non-Compete Undertakings, Schedule C of the Equity Incentive Plan.

12.                              Geographical Area.

The restrictions set forth in Section 11 apply to the following geographical areas: (i) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which Executive personally provided services in-person (not by telephone or internet) on behalf of the Company, during the twelve (12) months prior to the termination of Executive’s employment with the Company; (ii) within a 60-mile radius of the location(s) where the Executive had an office during the twelve (12) months prior to the termination of Executive’s employment with the Company; (iii) within a 60 mile radius of Raleigh, North Carolina; and (iv) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which the Company is located or does or did business, during the twelve (12) months prior to from the termination of Executive’s employment with the Company.

13.                              Reasonable Restrictions; Right to Equitable Relief.

Executive acknowledges and agrees that nothing in this Agreement prohibits Executive from obtaining suitable employment and/or earning a livelihood for Executive or Executive’s family.  Executive further acknowledges and agrees that the restrictions and covenants set forth above are reasonable in geographic and temporal scope and in all other respects and necessary to protect the Company and its legitimate business interests.  Executive understands and agrees that the Company will be irreparably injured by any breach of Sections 8, 9, 10 and/or 11 above and damages would be an inadequate remedy for such breach.  Accordingly, Executive acknowledges that, in the event of Executive’s breach or threatened breach of Sections 8, 9, 10, and/or 11 above, the Company shall be entitled to seek a restraining order in addition to preliminary, temporary and permanent injunctive relief or other equitable relief, without the requirement of posting a bond or other security; provided, however, that the seeking or granting of any such injunctive relief shall not prejudice the Company’s right to seek monetary damages for any breach of Sections 8, 9, 10, and/or 11 of this Agreement and any damage that it has suffered thereby, including its attorneys’ fees and expenses in seeking to enforce these provisions.  Notwithstanding anything else to the contrary herein, in the event of any violation by Executive of Sections 8, 9, 10 or 11 of this Agreement, the Company shall have no obligation thereafter to make any payments of Severance Pay or health insurance reimbursements to Executive pursuant to this Agreement after the date of violation by Executive, and/or if paid prior to Executive’s breach of this Agreement, Executive shall be obligated to repay the Company any Severance Pay by the Company after the date of violation by Executive.

14.                              Developments.

(a)                                If Executive (either alone or with others) makes, conceives, creates, discovers, invents or reduces to practice (herein “Generates” or are “Generated”) any Developments (as defined below), such Developments, and all of his rights and interests therein and all of his/her records relating to such Developments, shall be the sole and absolute property of the Company.  Executive shall promptly disclose to the Company each such Development and shall deliver to the Company all of his records relating to each such Development.  Executive hereby assigns to the Company any and all rights (including, but not limited to, any rights under patent law, copyright law and/or other similar laws in any country) that he has or may have or may acquire in the Developments, without further compensation.  All Developments which are copyrightable works shall be works made for hire.

(b)                                “Developments” means any invention, design, development, improvement, process, software program, work of authorship, trademark or technique, whether or not patentable or registrable under copyright or similar statutes, that (i) are Generated while Executive is employed by the Company and relates to or is useful in the actual or planned business of the Company or any of the products or services being developed, manufactured, sold and/or provided by the Company, (ii) result from tasks assigned to Executive by the Company or tasks within Executive’s scope of responsibility, or (iii) result from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company.

(c)                                 Executive will, upon the Company’s request, without further compensation but at the Company’s expense, during and after his employment, promptly execute specific assignments of title to the Company and take such further acts as requested by the Company to confirm, secure, perfect, protect, enforce and/or transfer the Company’s right, title and interest in and to such Developments.  Such acts may include, but are not limited to, Executive’s execution and delivery of documents and instruments and his assistance and cooperation in the registration and enforcement of applicable patents, copyrights or other forms of protection or other legal proceedings.  If, at any time, Executive’s cooperation is required to enable the Company to secure, perfect, protect, enforce or transfer its right, title or interest in any Development and Executive fails to respond within fourteen (14) calendar days to a written request from the Company for action sent by the Company to the last address for Executive maintained by the Company, Executive hereby appoints the Company as his attorney, and grants the Company his power of attorney to execute in good faith, commercially reasonable applications, releases, assignments, or other documents or agreements reasonably required to secure, perfect, protect, enforce or transfer the Company’s right, title or interest.

(d)                                The obligations of Executive under this Section 14 will not apply to a particular circumstance to the extent such obligations are unenforceable in such circumstance pursuant to the provisions of Section 66-57.1 of the North Carolina General Statutes (as amended from time to time), provided that the obligations of Executive under Section 14 will continue to be binding upon Executive in all other circumstances.  Executive will bear the burden of proof in establishing the applicability of such statute to a particular circumstance.

15.                              Indemnification.

(a)                                In addition to any other indemnities provided to Executive by the Company or any other similarly situated executive, from and after the Termination Date, the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as such section may be amended and supplemented from time to time, indemnify Executive against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by such section, by reason of the fact that Executive was a director, officer, employee or agent of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(b)                                Expenses (including attorneys’ fees) incurred by a present or former director or officer of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not eligible to be indemnified by the Company as authorized by relevant provisions of the Delaware General Corporation Law; provided, however, the Company shall not be required to advance such expenses to a director (i) who commences any action, suit or proceeding as a plaintiff unless such advance is specifically approved by a majority of the Board of Directors or (ii) who is a party to an action, suit or proceeding brought by the Company and approved by a majority of the Board of Directors that alleges willful misappropriation of corporate assets by such director, disclosure of confidential information in violation of such director’s fiduciary or contractual obligation to the Company, or any other willful and deliberate breach in bad faith of such director’s duty to the Company or its stockholders.

16.                              Cooperation.

During and subsequent to termination of the employment of the Executive, the Executive will cooperate with the Company and furnish any and all information, testimony or affidavits in connection with any matter that arose during the Executive’s employment, that in any way relates to the business or operations of the Company or any of its subsidiary corporations, divisions or affiliates, or of which the Executive may have any knowledge or involvement; and will consult with and provide information to the Company and its representatives concerning such matters.  Subsequent to the termination of the employment of the Executive, the parties will undertake reasonable efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged.  In accordance with applicable law, the Company will compensate Executive, at an hourly rate equal to his last base salary divided by two-thousand, for all hours after the Termination Date that Executive spends providing assistance as specified in this paragraph, beyond an initial eight hours for which Executive need not be compensated.  Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony, sworn statement or declaration that is not complete and truthful.  If the Company requires the Executive to travel outside the metropolitan area in the United States where the Executive then resides to provide any testimony or otherwise provide any such assistance, then the Company will reimburse the Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so provided the Executive submits all documentation required under the Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Company to deduct those expenses.

17.                              Assignment.

This Agreement shall be binding upon and inure to the benefit of the Company and any successor in interest to the Company or any segment of such business.  The Company may assign this Agreement to any affiliate or successor that acquires all or substantially all of the assets and business of the Company or a majority of the voting interests of the Company.  The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred.

18.                              Notice.

Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail.  Notices to the Company shall be sent to:

INC Research, LLC

Attention: Christopher L. Gaenzle

General Counsel

3201 Beechleaf Court,

Suite 600

Raleigh, North Carolina 27604

Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

19.                              Governing Law, Forum and Jury Waiver.

This Agreement, and all disputes, claims or controversies arising out of or relating to this Agreement, shall be governed by the laws of the State of North Carolina without regard or reference to its conflicts of laws principles.  The parties agree that any action or proceeding with respect to this Agreement or Executive’s employment with the Company shall be brought exclusively in the state or federal courts in the State of North Carolina, and Executive voluntarily submits to the exclusive jurisdiction over Executive’s person by a court of competent jurisdiction located within the State of North Carolina.  The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the State of North Carolina, and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. The parties hereby knowingly and expressly waive their right to a jury trial for any claim relating to his or its, as applicable, rights or obligations under this Agreement.

20.                              Entire Agreement Counterparts.

This Agreement contains all the understanding between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings, promises and agreements, whether oral or in writing, previously entered into between them with respect to the subject matter herein.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21.                              Amendment, Modification or Waiver.

This Agreement may not be changed orally, and no provision of this Agreement may be amended, or modified unless such amendment or modification is in writing, signed by Executive and by a duly authorized officer of the Company. No act or failure to act by the Company or Executive will waive any right, condition or provision contained herein. Any waiver by the Company or Executive must be in writing and signed by a duly authorized officer of the Company or Executive, respectively, to be effective.

22.                              Severability.

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein. If, moreover, anyone or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration; geographical scope or subject, it shall be construed by limiting it and reducing it so as to be enforceable to the extent compatible with applicable law as it shall then appear.

23.                              Prior Obligations.

(a)                                Executive warrants and represents to the Company that his employment by the Company and execution and performance of this Agreement does not conflict with any prior obligations to third parties (including but not limited to any non-competition, non-solicitation, confidentiality, or other obligation), and Executive agrees that he will not disclose to the Company any proprietary information of any former or concurrent employer, unless consented to by such employer.

(b)                                Executive warrants and represents to the Company that he does not own or control and will not own or control while he is employed by the Company, any right, title or interest in any invention, design, development, improvement, process, software program, work of authorship, trademark or technique, whether or not patentable or registrable under copyright or similar statutes, that relates in any manner to, or is useful in, the actual or planned business or products of the Company or relates in any manner to, or is useful in, its actual or anticipated research and development of the Company. If, in contravention of the foregoing, any invention, design, development, improvement, process, software program, work of authorship, trademark or technique exists, Executive grants to the company a perpetual, paid up, worldwide license to such invention, design, development, improvement, process, software program, work of authorship, trademark or technique.

24.                              Debarment/Exclusion.

Executive hereby certifies to the Company that, as provided in Section 306(a) and Section 306(b) of the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. § 335a(a) and 335a(b)) and/or under any equivalent law within or outside the United States, he has not in the past been and/or is not currently (or threatened to be or subject to any pending action, suit, claim investigation or administrative proceeding which could result in him being) (i) debarred or (ii) excluded from participation in any federally funded healthcare program or (iii) otherwise subject to any governmental sanction in any jurisdiction (including disqualification from participation in clinical research) that would affect or has affected Executive’s ability to perform his obligations under this Agreement or his employment or prevent him from working for the Company in any capacity in any jurisdiction. Executive hereby confirms that he is not on any of the following exclusion lists: (a) Food and Drug Administration Debarment List; (b) General Services Administration Excluded Parties List System; or (c) Office of Inspector General List of Excluded Individuals/Entities. Executive warrants and represents to the Company that he will notify the Company immediately if any of the foregoing occurs or is threatened and that the obligation to provide such notice will remain in effect following the termination of his employment with the Company for any reason, voluntary or involuntary. Any violation of this section by Executive may result in the termination of his employment with the Company. Immediately upon the request of the Company at any time, Executive will certify to the Company in writing his compliance with the provisions of this section.

25.                              Miscellaneous.

(a)                                All payments and benefits payable to Executive under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by applicable law.

(b)                                Executive’s and the Company’s obligations hereunder shall continue in full force and effect in the event that Executive’s job title, responsibilities, work location or other conditions of his employment with the Company change subsequent to the execution of the Agreement, without the need to execute a new Agreement.

(c)                                 Executive’s and the Company’s obligations hereunder to the Company shall apply equally to any of the Company’s current and future subsidiaries, affiliates, divisions, successors and assigns for which Executive performs services or about or from which Executive has access to Confidential Information.

(d)                                In the event that Executive breaches any of the provisions of Sections 9, 10, and 11 of this Agreement, to the extent permitted by law, the Non-Solicitation Period and/or Non-Competition Period (as applicable) shall be tolled until such breach has been duly cured, it being the intent of the parties that such periods shall be extended by any period of time in which Executive is in violation of such sections.

(e)                                 Executive agrees to provide a copy of Sections 8 through 13 this Agreement to any subsequent employers or prospective employers during the Non-Solicitation Period and/or Non-Competition Period. Executive specifically authorizes the Company to notify any subsequent employers or prospective employers of Executive of the restrictions on Executive contained in this Agreement and of any concerns the Company may have about actual or possible conduct by Executive that may be in breach of this Agreement Executive agrees to promptly notify the Company of any offers to perform services, any engagements to provide services, and/or actual work of any kind, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever during the Non-Competition Period. Such notice must be provided prior to the commencement of any such services or work.

(f)                                  The duly executed INC Research Offer Sheet for Gregory S. Rush, dated July 25, 2013 is incorporated by reference into this Agreement.

(g)                                 The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.

Intending to be legally bound hereby, Executive has signed this Agreement as of the date set forth below under his signature:

EXECUTIVE		INC RESEARCH, LLC

Greg S. Rush		BY:	/s/ Christopher L. Gaenzle
Printed Name
		Its	General Counsel
/s/ Gregory S. Rush
Signature		Date:	August 5, 2013

Date:	8/3/2013

Exhibit A

Release Agreement

This Release Agreement (this “Agreement”) is entered into by and between                      (“Executive” or “You” or “Your”), INC Research, LLC (defined herein to include its, subsidiaries, parent entities, predecessors, successors and assigns, and hereinafter referred to as the “Company”) and INC Research Holdings, Inc., the indirect parent company of the Company (defined herein to include its, subsidiaries, predecessors, successors and assigns, and hereinafter referred to as “Holdings”) (together, the “Parties”), dated as of the date an executed copy of this Agreement has been delivered by Executive to the Company, as set forth in the signature block at the end of this Agreement (the “Effective Date”).

In consideration of the promises set forth in the Separation and Release Agreement, dated                          (“Separation Agreement”), by and between the Parties as well as any promises set forth in this Agreement, the Parties agree as follows:

1.                                      Release of Claims.

1.1                              In exchange for the Company and Holdings providing You with the payments and other benefits set forth in the Separation Agreement, to the fullest extent allowed by applicable law, You, individually and on behalf of Your heirs, executors, personal representatives, administrators, agents and assigns, forever waive, release, give up and discharge all waivable claims, liabilities and other causes of action, real or perceived, whether now known or unknown, against the Company, Holdings, their respective parents, subsidiaries, and other related and affiliated companies, their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, and all of their past and present employees, managers, directors, officers, administrators, shareholders, members, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever, and all of their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties” as used throughout this Agreement), which have arisen, occurred or existed at any time prior to the date of this Agreement (or which You may have in the future as a result of acts that occurred prior to the date of the Effective Date), including, without limitation, any and all claims, liabilities and causes of action arising out of, relating to, or in connection with Your employment with the Company, any terms, conditions or privileges related to Your employment with the Company, the termination of Your employment by the Company, the payment or non-payment of Your salary or bonuses by the Company, claims of wrongful discharge, retaliation, defamation, hostile environment, discrimination, personal injury, physical injury, misrepresentation or emotional distress, any change in control of the Company, and all alleged violations of federal, state or local fair employment practices or laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e), et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Older Worker Benefits Protection Act, 29 U.S.C. § 626(f), et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001, et seq., the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988, the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206, et seq., the Lilly Ledbetter Fair Pay Act of 2009, H.R. 11, the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. § 1161, et seq. (“COBRA”), the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the common law of the State of North Carolina, and all other federal or state or local laws, regulations, rules, ordinances, or orders, as they may be amended. Without limiting the generality of the foregoing, You also forever waive, release, discharge and give up all claims, real or perceived and now known or unknown, for breach of implied or express contract, including but not limited to breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States or North Carolina Constitutions. This waiver and release is of Your rights to all remedies and damages available to You in law or equity, including but not limited to Your right to compensation, backpay, front pay, non-economic damages, punitive and exemplary damages, statutory damages, attorneys’ fees, injunctive relief and declaratory judgments. Nothing in this Agreement shall be construed to release any claims or waive any substantive rights that cannot be released or waived as a matter of applicable law.

1.2                              You have agreed to and do waive any and all claims You may have for employment or reinstatement by the Company or any of the Released.

1.3                              Notwithstanding the release contained in Section 1.1 above, You do not waive (i) Your entitlement to receive any 401(k), or pension plan benefits that shall have vested (if any) as of the Effective Date to the extent You have any entitlement to those benefits under the terms of the relevant plans, or (ii) Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf

Nothing in this Agreement shall affect or limit Your, the Company’s or Holdings’ right to bring an action to enforce the terms of the Separation Agreement.

2.0                               Covenant Not to Sue.

2.1                              You warrant that You do not have any complaint, charge or grievance against any Released Party pending before any federal, state or local court or administrative or arbitral agency, and You further agree and covenant not to sue, file a lawsuit, or commence any other proceeding, arbitral, administrative or judicial action, against any of the Released Parties in any court of law or equity, or before any arbitral body or administrative agency, with respect to any matter released in Section 1.1  above; provided, however, that this covenant not to sue does not affect Your rights to enforce appropriately the terms of the Separation Agreement in a court of competent jurisdiction and does not affect Your right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, You expressly waive Your right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Your behalf.

2.2                              Should You file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived, released or discharged through this Agreement or otherwise in breach of Section 2.1 above, You agree (i) that any amounts payable or paid to You, as applicable, pursuant to Section 2 of the Separation Agreement shall no longer be payable and, if already paid, shall promptly be returned to the Company and (ii) to the fullest extent allowed by applicable law, to indemnify the Released Parties for all costs and expenses incurred by them in defending such lawsuit. You further agree that nothing in this Agreement shall limit the right of a court to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid should the release of any claims under this Agreement subsequently be found to be invalid.

2.3                              Should the Company or Holdings file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived, released or discharged through this Agreement or otherwise in breach of Section 2.3 above, the Company and Holdings agree, to the fullest extent allowed by applicable law, to indemnify You for all costs and expenses incurred by You in defending such lawsuit.

Each Party agrees not to advocate or incite the institution of, or assist or participate in, any suit, unrest, complaint, charge or administrative proceeding by any other person against the other Parties or any of the Released Parties, unless compelled by legal process to do so. Nothing in this Section 2 shall prohibit any Party from lawfully participating or cooperating in an investigative proceeding of any federal, state or local government agency.

3.0                               Non-Admission of Liability. You agree that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe You any money or have acted wrongfully, unlawfully, or unfairly in any way towards You. In fact, You understand that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to You at any time, and maintain that they have at all times treated You in a fair, non-discriminatory and non-retaliatory manner.

4.0                               Miscellaneous.

4.1                              GOVERNING LAW AND VENUE.

4.1.1 THIS AGREEMENT AND ITS NEGOTIATION, EXECUTION, PERFORMANCE OR NON-PERFORMANCE, INTERPRETATION, TERMINATION, CONSTRUCTION AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) INCLUDING RESOLUTIONS OF DISPUTES THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION AND PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT) (EACH A “PROCEEDING”) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA, REGARDLESS OF LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES.

4.1.2 THE PARTIES AGREE THAT ANY PROCEEDINGS SHALL BE FINALLY SETTLED BY ARBITRATION BY ONE ARBITRATOR APPOINTED JOINTLY BY THE PARTIES, OR, IN DEFAULT OF AGREEMENT BETWEEN THE PARTIES, APPOINTED BY THE AMERICAN ARBITRATION ASSOCIATION. THE SEAT OF THE PROCEEDINGS WILL BE RALEIGH, NORTH CAROLINA, AND THEY WILL BE CONDUCTED IN THE ENGLISH LANGUAGE. IN DEFAULT OF AGREEMENT BETWEEN THE PARTIES, THE PROCEDURAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION APPLICABLE TO EMPLOYMENT DISPUTES SHALL BE APPLIED. TO THE EXTENT ALLOWED BY APPLICABLE LAW, THE ARBITRATOR SHALL DECIDE THE EXTENT TO WHICH EACH PARTY SHALL BEAR THE COSTS AND EXPENSES ASSOCIATED WITH THE RESOLUTION OF ANY PROCEEDINGS.

4.1.3 EACH PARTY FURTHER AGREES THAT ANY FINAL, NON-APPEALABLE AWARD OR JUDGMENT AGAINST A PARTY IN CONNECTION WITH ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS

AGREEMENT SHALL BE CONCLUSIVE AND BINDING ON SUCH PARTY AND THAT SUCH AWARD OR JUDGMENT MAY BE ENFORCED IN ANY COURT OF COMPETENT JURISDICTION, EITHER WITHIN OR OUTSIDE OF THE U.S. A CERTIFIED OR EXEMPLIFIED COPY OF SUCH AWARD OR JUDGMENT SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH AWARD OR JUDGMENT.

4.2                              Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity and severed from this Agreement, without invalidating the remainder of such provision or remaining provisions of this Agreement.

4.3                              Proper Construction. The language of this Agreement shall be construed within the context of the whole Agreement and according to its fair meaning, and not strictly for or against any of the Parties. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof

4.4                              Survival. Executive acknowledges that the covenants set forth in Sections                  of the Separation Agreement and any provisions contained in the Separation Agreement that are intended to survive following termination of Executive’s employment shall, pursuant to their terms, survive Executive’s execution of this Agreement.

4.5                              Amendments. This Agreement may be modified, altered or terminated only by an express written agreement between the Company, Holdings and You, which agreement must be signed by all Parties or their duly authorized agents, and expressly reference and attach a copy of this Agreement to be effective.

4.6                              Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document. In the event that the Parties execute this Agreement by exchange of portable document format or other electronically signed copies or facsimile signed copies, the Parties agree that, upon being signed by all the Parties, this Agreement shall become effective and binding and that such copies shall constitute evidence of the existence of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Executive has executed this General Release Agreement as of the date set forth below.

EXECUTIVE

Name:

Address:

Dated:	(“Effective Date”)

Received, Acknowledged and Accepted:

INC RESEARCH, LLC

By:
Name:
Title: General Counsel
Date:

INC RESEARCH HOLDINGS, INC.

By:
Name:
Title: General Counsel
Date:

INC Research Offer Sheet for Gregory S. Rush

Title:	Executive Vice President and Chief Financial Officer
Start date:	August 30, 2013
Base Salary:	US $350,000.00 annually, paid bi-weekly.
MIP Bonus:	50% of base salary, as described in Management Incentive Plan.
Vacation/PTO:	4 weeks/year to start, plus additional PTO based on term of service, pursuant to Company policy.
Stock option award:

3,000,000 option shares issued at 2Q FMV ($1.19/share) upon approval by Board of Directors. Vesting will be in accordance with Company Equity Incentive Plan and Stock Option Award Agreement. Upon Board of Directors approval, Schedule A EBITDA Targets, Schedule B Return on Capital, and Schedule C Definitions will be adjusted prior to Executive start date.

Termination
Severance:

If for Good Reason or Without Cause: 12 months base salary, 18 months premium payment for COBRA benefits for Executive and dependents. If such termination occurs within 12 months of a Change of Control: 12 months base salary, 50% of then current base salary, and 18 months premium payment for COBRA benefit for Executive and dependents. Executive to execute 6 month non-compete (in CRO space), 12 month non-solicit as to Company employees and customers, and confidentiality agreement.

Health Insurance/
Benefits:	Standard Company employee healthcare and benefits.
Attorney fees:	Reimbursement of reasonable out of pocket expenses, up to $7,500.00, for purposes of review and negotiation of executive agreement.
Contingencies:	Successful reference and background investigation, drug screening, educational credential screening. Proof of eligibility to work in the United States.

INC RESEARCH, LLC

By:	/s/ Christopher L. Gaenzle
Name: Christopher L. Gaenzle
Title: General Counsel
Date: July 25, 2013

Accepted:	/s/ Gregory S. Rush
Gregory S. Rush

Date: July 25, 2013